Exhibit 10.11

[IRVINE SENSORS CORPORATION letterhead]

Effective Date: November 14, 2005

September 20, 2005

Mr. Joseph Carleone

2112 Campton Circle

Gold River, CA 95670

Dear Joe:

On behalf of Irvine Sensors Corporation, I am pleased to offer you the position of Senior Vice President, 3D Products, reporting to the undersigned. The compensation for this position will be $4,327.20 per week ($225,014.40 annualized). Your start date, if agreeable, is scheduled for Monday, October 3, 2005.

You will be eligible to participate in ISC’s annual performance and salary review plan, as well as ISC’s bonus plan, which will provide a target incentive bonus opportunity ranging from 10% to 100% of annual salary, depending on financial results. To assist you with your future relocation, Irvine Sensors will reimburse you for your selling costs resulting from the future sale of your home. In the event you should be terminated for any reason (other than voluntary quit or discharge for cause), Irvine Sensors will provide you severance pay equivalent to one year’s salary.

In order for you to participate in and prosper from ISC’s growth, upon your employment with Irvine Sensors, you will be nominated to participate in the Irvine Sensors’ 2003 Stock Incentive Plan. We will recommend to the Board of Directors that you be granted, upon joining the Company, options for 100,000 shares of Common Stock, exercisable as follows:

•	50,000 shares, exercisable beginning 12 months after the date of grant

•	50,000 shares, exercisable beginning 24 months after the date of grant

Immediately on your hire date, you will be eligible for all benefits enjoyed by regular full time employees, including eligibility for company-paid medical and dental insurance coverage for yourself, with dependent coverage also available at a reasonable, pre-taxed group rate (see attached Summary of Benefits); company-paid group life insurance for up to one and one half times your annual salary; eligibility to participate in Irvine Sensors’ 401k savings plan; and 10 paid holidays each fiscal year. You will also be provided with 20 days annual vacation each year, and 10 days sick/personal paid time off, if needed, each calendar year. You will also be eligible to participate in Irvine Sensors’ Employee Stock Bonus Plan, contributions of which will vest at 20% per year. For your information, attached is a copy of ISC’s Summary of Benefits, which includes a short description of the all benefits and perks, including the Employee Stock Bonus Plan. Please indicate your acceptance of this offer by signing one copy of the letter and returning it to me.

Joe, as you are aware, Irvine Sensors Corporation is an exciting company with outstanding growth potential. We are counting on you to achieve for us the successful transition to a product based company. We look forward to a mutually beneficial and rewarding relationship.

Sincerely,

/s/ John Carson
John Carson
President and CEO

Cc:	J. Carson
File

ACCEPTANCE:

/s/ Joseph Carleone	28 Sept. 2005
Joseph Carleone	Date

3001 Red Hill Avenue, Building 3, Suite 108, Costa Mesa, California 92626- 4526

Telephone: (714) 435-8924     Fax: (714) 444-8773